REGIONS

February 17, 2009

Michael R. Cox
Chief Financial Officer
Bioanalytical Systems, Inc.
2701 Kent Ave.
West Lafayette, IN 47906-1382

Re: Covenant Waiver

Dear Mike:

In response to Bioanalytical Systems Inc being in violation of the Fixed Charge Coverage covenant for the first quarter of fiscal year 2009 and the expectation that it will be in violation for the second quarter, Regions Bank has agreed to waive the covenant for the first and second quarters of the 2009 fiscal year.

Please continue to keep us informed promptly of any changes that may occur in Bioanalytical Systems Inc's performance.

Attached is an invoice for the fee relating to the waiver.

Sincerely,

Daniel R House

Daniel R. House
Senior Vice President